Exhibit 99.1

CCBG, Inc., Completes Acquisition of Grady Holding Company and
First National Bank of Grady County

TALLAHASSEE, FLORIDA - Capital City Bank Group, Inc., (NASDAQ:
CCBG) completed its acquisition of Grady Holding Company and its majority-owned subsidiary First National Bank of Grady County,
Cairo, Georgia on May 7, 1999.

The transaction, accounted for as a pooling-of-interests, represents Capital City's first Georgia acquisition.

First National Bank shareowners received 21.5 shares and Grady Holding Company shareowners received 115.885 shares of CCBG common stock in exchange for each of their respective shares. A total of 1,309,565 shares of CCBG were issued in the transaction.

First National Bank, with $112 million in assets at March 31,
1999, has two offices located in Cairo and one in Whigham.
Cairo, Georgia is approximately 35 miles north of Tallahassee, Florida.

Capital City Bank Group President and Chief Executive Officer, William G. Smith, Jr., said, "I am excited about Capital City's expansion into south Georgia and having John Wight, majority owner of Grady Holding Company, join the Capital City Bank Group Board. John is a successful businessman who will bring great talents to Capital City." Smith further commented, " Chuck Stafford, President of First National Bank of Grady County, is a superb banker and I look forward to working with Chuck and having their team join the Capital City family." John Wight was equally enthusiastic in his praise for Capital City. "I am pleased to continue with a company which shares the same feelings about community banking and can bring an array of products and services to south Georgia."

Capital City Bank Group, Inc., based in Tallahassee, Florida, has
$1.4 billion in assets, operates 47 banking offices, 43 ATMs, and 9 Bank `N Shop locations in 18 counties.